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                                    EXHIBIT 5

                     Opinion and consent of Paul Abel, Esq.


                                                            October 23, 2001

The Board of Directors
AXS-One Inc.
301 Route 17 North
Rutherford, NJ  07070

Gentlemen:

As General Counsel of AXS-One Inc., a Delaware corporation (the "Company"), I have supervised the preparation of the registration statement on Form S-8 (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, relating to the registration of an additional 1,500,000 shares of the common stock, par value $.01 per share, of the Company ("Common Stock"). The Common Stock is to be issued by the Company upon the exercise of certain stock options and stock appreciation rights granted pursuant to the Company's 1998 Stock Option Plan, as amended (the "Plan").

I have reviewed the corporate minutes relating to the issuance of the Common Stock pursuant to the Plan and have also examined and relied upon originals or copies, certified or otherwise authenticated to my satisfaction, of all such corporate records, documents, agreements and instruments relating to the Company, and certificates of public officials and of representatives of the Company.

Based upon, and subject to, the foregoing, I am of the opinion that the Common Stock is duly authorized and, upon issuance of the Common Stock in accordance with the terms of the Plan and the instruments of award or grant (including, without limitation, payment of the exercise price thereof), will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                                            Very truly yours,



                                                            /s/ PAUL ABEL, ESQ.